UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 27, 2009
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iPass Inc.
(Exact name of Registrant as specified in its charter)

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Delaware	000-50327	93-1214598
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3800 Bridge Parkway, Redwood Shores, California	94065
(Address of principal executive offices)	(Zip Code)

(650) 232-4100
(Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Chief Financial Officer

On May 27, 2009, iPass Inc. entered into an offer letter with Mr. Steven Gatoff for Mr. Gatoff to become iPass’ Senior Vice President and Chief Financial Officer, to replace Mr. Frank Verdecanna, whose employment with iPass will terminate on approximately July 31, 2009.  Mr. Gatoff’s first day of employment is expected to be June 22, 2009.

Mr. Gatoff has served as Senior Vice President, Finance at United Online, Inc., a consumer Internet and media company, from 2008 to present.  From 2006 to 2008 Mr. Gatoff served as Vice President and Controller of Sterling Commerce, Inc., an enterprise software and services company.  Prior to that time, from 2002 to 2006, Mr. Gatoff served as Vice President, Finance, and Treasurer of Verisign, Inc., a communications and Internet infrastructure services company.  Mr. Gatoff received a BS in Businesss Administration/Accounting from the University of Vermont, and an MBA – Finance from Columbia University Graduate School of Business.

Pursuant to the terms of Mr. Gatoff’s offer letter, Mr. Gatoff will:

•	receive an annual base salary of $250,000 per year;
•	be a participant in the iPass Executive Management Bonus Plan, with an annual variable target bonus of $100,000;
•	receive an option to purchase 200,000 shares of iPass common stock with an exercise price equal to the fair market value of a share of common stock on the date of grant;
•	receive standard health and welfare benefits;
•	receive relocation benefits, including a relocation bonus of $20,000; and
•	be a participant in iPass’ Executive Corporate Transaction and Severance Benefit Plan as a Tier 1 Participant.

Termination and Severance of Current Chief Financial Officer

On May 28, 2009, iPass entered into a severance agreement with Mr. Verdecanna pursuant to which Mr. Verdecanna’s employment with iPass is expected to terminate on July 31, 2009.  The agreement confirms Mr. Verdecanna’s right to payments of bonuses earned through the date of termination of his employment, and the amounts payable to him pursuant to the iPass Inc. Executive Corporation Transaction and Severance Benefit Plan (the “Severance Plan”).  These amounts consist of:

•	six months base salary;
•	one quarter of 2009 target bonus; and
•	health insurance coverage (COBRA) for Mr. Verdecanna and his dependents for up to 12 months (or earlier if he becomes a participant in another health coverage plan).

In addition, Mr. Verdecanna will receive a bonus for the third quarter of 2009, pro-rated for the amount of months employed during the quarter.

Termination and Severance of Chief Operating Officer

On May 29, 2009, iPass entered into a severance agreement with Mr. John Charters pursuant to which Mr. Charters’ employment with iPass is expected to terminate on August 31, 2009.  The agreement confirms Mr. Charters’ right to payments of bonuses earned through the date of termination of his employment, and the amounts payable to him pursuant to the Severance Plan.  These amounts consist of:

•	six months base salary;
•	one quarter of 2009 target bonus; and
•	health insurance coverage (COBRA) for Mr. Charters and his dependents for up to 12 months (or earlier if he becomes a participant in another health coverage plan).

In addition, Mr. Charters will receive a bonus for the third quarter of 2009, pro-rated for the amount of months employed during the quarter.

Amendment to CEO Agreement

On May 28, 2009, the iPass Compensation Committee approved an amendment to the employment agreement with Mr. Evan Kaplan, iPass’ President and Chief Executive Officer, pursuant to which Mr. Evan’s right to reimbursement of brokerage commissions on the sale of his residence in Seattle within 15 months from commencement of employment was revised to change such date from 15 months to 48 months from commencement of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPass Inc.

By:	/s/ Frank Verdecanna
	Name:	Frank Verdecanna
	Title:	Vice President and Chief Financial Officer (Principal Financial Officer)

Dated:  June 1, 2009